Exhibit 10.9.2

June 15, 2020

To the Non-Employee Members of the Board of Directors of Gogo Inc. (the “Board”):

Amendment to Non-Employee Director Options

On April 29, the Compensation Committee of the Board resolved that (1) the terms of all outstanding stock options currently held by non-employee directors be amended to include, and (2) until the Compensation Committee determines otherwise, the terms of all future stock options granted to non-employee directors contain, new provisions regarding the exercise of such stock options following death, disability or retirement.

This letter will serve as an amendment to the terms of the currently outstanding stock options issued by Gogo Inc. to you for your service as a non-employee member of the Board (your “Director Options”), as set forth in the Notice of Grant and Stock Option Agreements applicable to your Director Options (the “Award Agreements”) under the Amended and Restated Gogo Inc. 2016 Omnibus Incentive Plan and its predecessor omnibus equity plans (the “Plans”).

Notwithstanding anything to the contrary contained in the Award Agreements:

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Exercisability Following Death, Disability or Retirement.  Following your death, Disability (as defined in the applicable Award Agreement, including by reference to a Plan) or Retirement (as defined below), each of your vested Director Options shall remain exercisable by you or your executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is five years after the date of your death or the effective date of your termination of service on the Board due to Disability or Retirement, as the case may be, and (ii) the originally scheduled expiration date of the Director Option; provided, however, that such extended exercisability shall not apply in the case of any voluntary Retirement by you that occurs prior to April 29, 2021 (it being understood and agreed that no Retirement by you at the request of the Board or following a decision by the Board not to re-nominate you to the Board shall be considered voluntary for this purpose), in which case the terms of the applicable Award Agreement before giving effect to this amendment shall apply.

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Death Following Certain Terminations of Service.  In addition, if you die following your Disability, Retirement or termination of service on the Board for any reason other than your termination for Cause (as defined in the applicable Award Agreement), each of your vested Director Options that then remain outstanding and exercisable may thereafter be exercised by your executor, administrator, legal representative, guardian or similar person

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until and including the earlier to occur of (x) the date which is one year after the date of your death (or, if later, five years after the date of your Disability or Retirement, as applicable) and (y) the originally scheduled expiration date of the Director Option.

•

Definition of Retirement.  For purposes of the foregoing, the term “Retirement” shall mean your voluntary or involuntary termination of service on the Board, other than by reason of death, Disability or removal for Cause (as defined in the applicable Award Agreement), occurring on or after the date on which either (x) you reach the age of 65 or (y) your age plus years of service on the Board equal seventy-five (75).

•	Effective Date. This amendment is effective as of April 29, 2020.

/s/ Marguerite M. Elias
Marguerite M. Elias
Executive Vice President,
General Counsel and Secretary